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TESSERA CONFIDENTIAL                                              EXHIBIT 10.33

                                  TESSERA, INC.
                            TCC(R) LICENSE AGREEMENT

        This Agreement is entered into as of this 23rd day of April, 1998 ("Effective Date"), between TESSERA INC., a corporation organized under the laws of Delaware, having a principal place of business at 3099 Orchard Drive, San Jose CA 95134 ("Tessera") and Integrated Packaging Assembly Corporation, a corporation organized under the laws of Delaware, having a principal place of business at 221 Old Oakland Road, San Jose, CA 95131-1402 and its Affiliates ("Licensee") with reference to the following facts:

                                     Scope:

        WHEREAS, Tessera owns certain semiconductor integrated circuit ("IC") packaging technology it calls TCC technology along with related IC tape mounting technology, where said technologies include manufacturing processes, package device designs and specifications, including design rules and certain other proprietary information and technology required to manufacture TCC packages or related IC packages, and

        WHEREAS, Licensee wishes to use the Technology and Technical Information (as hereinafter defined) to assemble said TCC or related IC packages and to sell same in accordance with the terms hereof.

        WHEREAS, Tessera wishes to provide Licensee with technology transfer and training with respect to certain face down variants of TCC or related IC packages.

        WHEREAS, Licensee wishes to provide Tessera certain package development services, technology transfer and training with respect to certain face up variants of TCC packages to be further developed by Licensee and made by the parties using the TCC Technology in trade or exchange for Tessera waiving its standard up front licensing and training fees;

        The Parties Hereto Agree:

        I. DEFINITIONS

        As used herein, the following terms shall have the following meaning:

        A. The term "TCC" is an acronym for Tessera Compliant Chip, a type of integrated circuit ("IC") package developed by Tessera and which is the subject matter of certain Tessera Patents licensed hereunder. By way of non-limiting example, such TCC packages may include IC packages that are in a fan-in arrangement (where external electrical terminals overlie a surface of an IC device) or are in a fan-out arrangement (where external electrical terminals are arranged beyond the periphery of an IC device) or are in a fan-in/fan-out arrangement (where external electrical terminals both overlie a surface of an IC device and extend beyond the periphery of the IC device). In such examples, the contact bearing surface of the IC device may face either towards or away from the external electrical terminals.



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TESSERA CONFIDENTIAL

        B. The term "(mu)BGA(R)" is a type of TCC package where the package terminals are disposed in or over a compliant structure attached to the face, contact bearing surface of the IC and the term "F-(mu)BGA(TM)" refers to a type of TCC package where the package terminals are disposed in or over a compliant structure attached to the back, non-contact bearing surface of the IC.

        C. The term "Technology" means Tessera Patents, trade secrets to the extent not embraced within the definition of technical information and/or copyrights relating to design, manufacture, and assembly of TCC or related IC packages and Tape Conversion (excluding Batch Technology as defined herein). Technology shall also include Tessera rights to TCC or related IC package and Tape Conversion derivatives, modifications, or improvements made by Tessera, for Tessera or on behalf of Tessera and licensable by Tessera under the terms of this Agreement without payment of royalty or other consideration to a third party during the term of this Agreement, excluding any derivatives, modifications, or improvements under Batch Technology as defined herein.

        D. The term "Technical Information" means design, manufacture and/or assembly know-how relating to Tessera Tape Conversion and TCC or related IC packages (excluding Batch Technology) which may be proprietary and/or confidential in nature and which may include, without limitation, material specifications, current best method of assembly, tooling specifications, design methods and techniques, proprietary software, process data, yields, reliability data, and other Tessera engineering data and test results needed by Licensee (the foregoing by mutual agreement, but not unreasonably withheld by Tessera) to exercise the rights, licenses and privileges granted hereunder.

        E. The term "Patent" means letters patents, utility models, allowances and applications therefor in all countries of the world, including re-issues, re-examinations, continuations, continuations-in-part, divisionals, and all corresponding foreign patents.

        F. The term "Tessera Patent" means Patent(s) which arise out of inventions, discoveries or improvements based on the design, manufacture and/or assembly know-how relating to Tessera Tape Conversion and TCC or related IC packages (excluding Batch Technology) made and/or acquired by Tessera prior to expiration or termination of this Agreement. The term Tessera Patent shall further include any third party patent based on the Technology under which Tessera or any successor thereof owns or controls the right to grant licenses of the scope granted herein, as of the Effective Date or at any time during the term of this Agreement, without the payment of royalty or other consideration to such third parties except for payment to third parties for inventions made by said parties while employed by Tessera or any successor thereof, consisting of US patents and US patent applications set forth in Attachment A attached and Improvements thereto which had or have a first effective filing date in any country prior to expiration or termination of this Agreement. Tessera has sole discretion in the prosecution of the Tessera patent applications prospectively licensed hereunder, non-exclusively including filing continuations, continuations-in-part, divisionals, filing corresponding foreign patents applications and/or abandoning one or more of such patent applications.

        G. The term "Batch Technology" as used herein means Patents and Technical Information relating to or including: (i) any method or result of U.S. Patent Number 5,518,964 (and



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TESSERA CONFIDENTIAL

related Patents) for making flexible electrically conducting element(s), joining said elements to electrical contact(s) on a substantially planar electrical element such as a semiconductor integrated circuit, undiced IC wafer, or interconnect substrate, and forming said element(s) away from the plane of said contacts in a predetermined fashion into the flexible electrical lead(s) of a TCC package; (ii) any method or result of U.S. Patent 5,455,390 (and related Patents) for making and forming flexible conducting element(s) on a dielectric film and then simultaneously joining said elements to electrical contacts on a substantially planar electrical element such as a semiconductor integrated circuit, undiced IC wafer or interconnect substrate to produce the flexible electrical leads of a TCC package; and/or (iii) any method or result of further invention or Patent made or acquired by Tessera during the term hereof covering any batch processing method for simultaneously forming, producing and/or connecting a plurality of flexible electrical leads of a TCC package. Notwithstanding, the parties expressly agree that any TCC package made and/or connected individually on a semiconductor integrated circuit or undiced wafer by traditional wire bonding methods and/or tape automated bonding ("TAB") gang bonding methods, is NOT included in Batch Technology.

        H. The term "Billable Pin" means any electrical connection to an IC bond pad made or contained in any TCC or related IC package licensed hereunder.

        I. The term "Licensee Improvements" means derivatives, improvements, modifications, or enhanced specifications relating to the TCC package, or related materials, that infringes a Tessera Patent or may be made or incorporated in a TCC or related IC package by Licensee (not including the derivatives, improvements, modifications, or enhanced specifications in the packaged semiconductor chip itself).

        J. The term "Standards" means those minimum standards as set forth in Attachment C pursuant to which Licensee may sell any TCC or related IC package under a Mark (as defined in Paragraph VIII.).

        K. The term "Affiliate" means any company which agrees to be bound by the terms and conditions of this Agreement and is more than fifty percent (50%) of the voting stock is owned or controlled by Licensee. A company shall be considered an Affiliate only so long as such majority ownership or control exists.

        L. The term "TCMT" means Converted Tape incorporated into the manufacture of a TCC or related IC package.

        M. The term "Tape" shall mean any flexible film circuit starting material that may be made under certain of Tessera's Patents, including but not limited to TAB tape, flex-circuit film, and substantial equivalents commonly available in the industry.

        N. The verbs "Convert" and "Converted" and the noun, "Conversion" refer to Tessera's process or method by which Tape (whether or not made under the Technology) is converted into TCMT using the Technology, where such Converted Tape is configured with a Compliant die mounting layer, possible die attach adhesive layer, or otherwise disposed for subsequent packaging of an IC in a TCC or related IC package.



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TESSERA CONFIDENTIAL

        II. LICENSEE RIGHTS

        A. License Grant. Subject to the terms and conditions hereinafter set forth, Licensee's agreement to the provisions hereof including all attachments hereto, and Licensee's satisfaction of its obligations and/or payment of the fees and royalties stated herein in Paragraph III, Tessera hereby grants Licensee a non-exclusive, non-transferable, non-sublicensable, world-wide, limited license to use the Technology and Technical Information to make or have made Tape and Convert or have Converted such Tape into TCMT (such Tape and Conversion rights pursuant to Paragraph IX) for Licensee to package and/or assemble ICs into TCC or related IC packages and use or sell such TCC or related IC packages (the foregoing license grant includes the right for Licensee to make Licensee Improvements and combine or incorporate such Licensee Improvements with a TCC or related IC package). Except as may be expressly set forth herein, Licensee specifically is NOT granted any "have made" rights which would allow Licensee to have non-Affiliates package and/or assemble ICs into TCC or related IC packages for Licensee.

        B. Batch Technology Excluded. Notwithstanding anything herein to the contrary, Batch Technology is excluded from the scope of this Agreement, and Licensee's rights herein expressly exclude any right to package and/or assemble, or sell any TCC or related IC package made using Batch Technology.

        C. No Implied License. Notwithstanding the foregoing, nothing in this Agreement shall be construed to grant Licensee, its subsidiaries or Affiliates, successors or assigns or any third parties an implied license under any patent owned by Tessera other than the Tessera Patents.

        III. LICENSEE'S FEES AND ROYALTY

        A. License Fee Option. As consideration for the licenses and the assembly rights and privileges of section II. A., hereof, Licensee shall perform the package development services, technology transfer and training of Tessera's personnel called for in Paragraph VI.A. within two (2) years of the Effective Date. Notwithstanding, the parties shall consult regularly with each other concerning Licensee's progress and schedule attainment, and if Licensee is unable to reasonably meet its obligations under Paragraph VI.A. within [*] of the Effective Date, the parties agree that Licensee shall have the following options: 1). Licensee may elect to pay Tessera's standard TCC Assembly License Fee of [*] US Dollars ($US [*]) for the licenses and assembly rights and privileges of section II. A. (plus interest at [*]% per annum accrued from the Effective Date) [*].

        B. Royalty. In addition to the Licensee obligations in Paragraph III.A. above, Licensee shall pay running royalties for the license granted in Paragraph II.A. four times annually (as set forth in Paragraph V.) to Tessera during the term of this Agreement. Licensee shall pay a royalty to


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TESSERA CONFIDENTIAL

Tessera in the amount of [*] US[*] (US$[*]) per Billable Pin for TCC or related IC packages made by or for Licensee hereunder, whether sold, transferred or used internally; provided however, that no royalty shall be due Tessera for TCC or related IC packages that are warranty replacements for defective units or unit that are used by Licensee internally for test and quality assurance purposes.

        C. Volume Adjustments. Royalty payments due Tessera hereunder shall be adjusted by multiplying Licensee's total base royalty calculated under Paragraph III.B. above (i.e. US[*] per number of Billable Pins per reporting period) by a factor of [*] ([*]) until Licensee has paid Tessera [*] US Dollars (US$[*]) in aggregate royalties, and then by a factor of [*] ([*]) until Licensee has paid Tessera an additional [*] US Dollars (US$[*]) in royalties (hereinafter "Volume Adjustments"). DISCOUNT FOR PREPAYMENT: At any time, Licensee may elect to pay Tessera [*] US Dollars (US$[*]) in lieu of any such Volume Adjustments, in which event said Licensee shall notify Tessera and tender such payment and henceforth pay royalties at the lowest level (as set forth in Paragraph III.B., above) without any such Volume Adjustments.

        D. Adjustments for CPI Changes. Licensee's royalty payments shall be further adjusted by multiplying amounts due under Paragraph III.C. above by a factor based on changes in the US Consumer Price Index ("CPI"). Said factor is deemed to be equal to one (1.0) for the first three years of the term of this Agreement. During said term or any extension hereof, said factor shall be recalculated every three years by dividing the average of the actual CPI during the three (3) years previous to such date of recalculation in effect on each third anniversary by the actual CPI in effect on the Effective Date of this Agreement. However, any change in the CPI pursuant to this provision shall not cause an adjustment of more than a 50% increase or decrease from the royalty rate set forth in this Agreement.

        E. Equitable License for Identical Licensees. As of the Effective Date, Tessera, in good faith, intends that any agreement that Tessera enters into henceforth with another similarly situated licensee, whereby such licensee receives identical rights, privileges, obligations, terms and conditions as contained in this Agreement, shall be on royalty rate terms no more favorable to such other licensee than the royalty terms set forth in this Agreement. The following shall not be deemed agreements subject to this Paragraph: (i) agreements between Tessera and its subsidiaries or affiliates; (ii) agreements with governmental or educational agencies; or (iii) agreements in settlement of litigation. In the event that Tessera grants another such identical license, then Tessera shall promptly provide written notification to Licensee of the financial terms of such other license. Upon issuance of such notice by Tessera, Licensee shall have thirty (30) days to choose to amend this Agreement to substitute all of the royalty terms of such other license for the royalty terms of this Agreement, provided that (a) Licensee must accept all of the royalty terms of such other license, and may not select particular terms; and (b) such amendment shall not affect Tessera's rights with respect to royalties or other moneys accrued and/or paid prior to such amendment.

        IV. TAXES

        All payments or royalties due Tessera under this Agreement shall be deemed payments or royalties for goods, services, Technology and/or Technical Information provided and delivered by


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Tessera free on board (f.o.b.) Tessera's San Jose, California facility. As such, payments and royalties due hereunder shall be calculated and paid by Licensee to Tessera on a "net cash" basis per the terms hereof and shall be free of and not reduced in any way by any imposed taxes or other assessments that may be levied by any government or country except for those taxes that may be imposed and collected by the United States and/or the State of California.

        V. QUARTERLY ROYALTY REPORTS & PAYMENTS

        Beginning on the Effective Date of this Agreement, royalties shall be calculated and paid in full in quarter annual payment periods ending December 31, March 31, June 30 and September 30 of each year. Beginning with the first such royalty calculation and payment, Licensee shall deliver a written report (as shown in Attachment B) describing the basis upon and containing the information sufficient to determine the royalties due Tessera for the applicable payment period. All payments under this Paragraph shall be made in US Dollars by wire transfer to Union Bank of California, 99 Almaden Blvd., San Jose, CA 95113, Account Name: Tessera, Account No.: 6450148359, Routing No. 122000496, International Swift Code: UBLAUS66, or such other bank or account as Tessera may from time to time designate in writing. Payments shall be considered to be made as of the day on which they are received in Tessera's designated bank or account. Licensee will further submit with each such calculation report, an accounting of the total quantity of TCC or related IC packages manufactured by Licensee as compared to the total quantity of TCC or related IC packages manufactured for Licensee by a separate Tessera TCC assembly licensee.

        VI. TECHNICAL TRANSFERS

        A. Licensee Development Services. Licensee, solely at its own expense, shall develop assembly processes and device structures needed by Licensee and/or Tessera (as mutually agreed upon by Tessera and Licensee) to efficiently manufacture certain F-(mu)BGA packages and shall install sufficient capacity in its facilities to manufacture a minimum of [*] ([*]) such F-(mu)BGA packages per month for sale to Tessera and Licensee's own customers (all as soon as practicable; however, both parties understand that time is of the essence for such F-(mu)BGA package development). Upon achieving monthly volume shipments averaging one million F-(mu)BGA packages per month (at commercially acceptable yields, costs and reliability test results) or at a point and time mutually acceptable to both Tessera and Licensee, Licensee, at its own expense, shall transfer its entire device and process technology for making such F-(mu)BGA packages to Tessera on a mutually agreeable schedule. For a period of twelve
(12) months commencing from the date of first training of Tessera by Licensee under this Agreement, and according to a mutually agreeable time schedule and manpower assignment schedule, Licensee will make certain of its engineering staff available at its San Jose facilities for transfer activities, including joint activities with Tessera's engineers, as may be necessary in accordance with mutual agreement of the parties to successfully complete the transfer pursuant to this Paragraph; however, Licensee shall not be obligated to provide more than sixty (60) working man days of engineering support during the first twelve month period. Tessera agrees to pay all reasonable coach class air travel and hotel charges incurred by Licensee personnel in connection with engineering support performed at any of Tessera's facilities outside of San Jose. Additional engineering interactions, conducted to collaborate on technical issues of mutual concern, shall be supported by each party at its own expense. Additional engineering support (not to exceed sixty (60) working days) beyond the initial twelve month period


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for an additional twelve (12) month period may be made available, according to a mutually agreeable time schedule and manpower assignment schedule, at a per diem rate of US $[*] per support engineer, plus reasonable air travel and hotel charges. Any support or other services required thereafter may be provided upon terms mutually agreeable to the parties.

        B. Licensee Supply of F-(mu)BGA Packages. Licensee shall agree to provide reasonable volumes of F-(mu)BGA packages to Tessera for sales to Tessera's customers at a price not to exceed the lowest price Licensee charges any third party customer for similar volumes of a substantially identical package. (Notwithstanding, the parties may negotiate in good faith a reciprocal formula for pricing any F-(mu)BGA or (mu)BGA package sales occurring between themselves.) Moreover, Licensee shall NOT be required to pay Tessera the royalties set forth in Paragraph III.B. for F-(mu)BGA packages supplied by Licensee to Tessera if Licensee shall reduce Tessera's price as determined above by the amount of royalties otherwise due Tessera for similar sales to its best third party customer.

        C. Licensee Reports. Throughout the term of this Agreement, Licensee agrees to provide at least semiannually to Tessera on or about the dates set forth in Paragraph V (Licensee Reports and Payments) written reports on all Licensee Improvements during the term of this Agreement. Notwithstanding the foregoing, Licensee is under no obligation to transfer and/or license any information whether confidential, proprietary or otherwise that it may be prohibited from transferring to Tessera by contract with a third party or applicable law. Notwithstanding any provision to the contrary, Licensee shall not be under any obligation to disclose actual patent applications to Tessera.

        D. Tessera Training Services. In addition to granting of the aforesaid licenses under the Technology and upon completion of Licensee's transfer of F-(mu)BGA technology to Tessera set forth in Paragraph VI.A., Tessera will transfer to Licensee the Technical Information on a mutually agreeable schedule, including TCC package assembly know-how, specifications and Standards for the
(mu)BGA packages licensed herein. However, it is understood and agreed by both parties that Licensee will not require Technology transfer from Tessera in order to manufacture Tape under this Agreement and Tessera shall not transfer such Tape Technology to Licensee. For a period of up to twelve (12) months commencing from the date of first training of Licensee by Tessera under this Agreement, and according to a mutually agreeable time schedule and manpower assignment schedule, Tessera will make certain of its engineering staff available at its San Jose facilities for transfer activities, including joint activities with Licensee's engineers, as may be necessary in accordance with mutual agreement of the parties to successfully complete the Technical Information transfer; however, Tessera shall not be obligated to provide more than sixty (60) working man days of engineering support during the first twelve month period. Licensee agrees to pay all reasonable coach class air travel and hotel charges incurred by Tessera personnel in connection with engineering support performed at any of Licensee's facilities outside of San Jose. Additional engineering interactions, conducted to collaborate on technical issues of mutual concern, shall be supported by each party at its own expense. Additional engineering support (not to exceed sixty (60) working days) beyond the initial twelve month period for an additional twelve (12) month period may be made available, according to a mutually agreeable time schedule and manpower assignment schedule, at a per diem rate of US $[*] per support engineer, plus reasonable air travel


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and hotel charges. Any support or other services required thereafter may be provided upon terms mutually agreeable to the parties.

        E. Tessera Supply of (mu)BGA Packages. For a limited period of up to 36 months or until the training and technology transfer of VI.D., above, have been successfully completed, Tessera shall agree to provide reasonable volumes of
(mu)BGA packages to Licensee for sales to Licensee's customers at a price no less favorable than the lowest price Tessera charges any third party customer for similar volumes of a substantially identical package. (Notwithstanding, the parties may negotiate in good faith a reciprocal formula for pricing any F-(mu)BGA or (mu)BGA package sales occurring between themselves.)

        F. Licensee Third Party Training Services. After Licensee has provided F-(mu)BGA training and technology transfer to Tessera, Licensee and Tessera shall negotiate in good faith the terms and conditions under which Licensee shall either offer reasonable assistance to Tessera for training and transferring F-(mu)BGA package processes and technology to other Tessera TCC licensees or provide third party training and technology transfer services related to Licensee's F-(mu)BGA package processes and technology directly to such other Tessera TCC licensees (on cost plus subcontract basis).

        VII. IMPROVEMENTS AND IMPROVEMENT GRANTBACK

        A. Tessera Improvements. Tessera will make available on at least a semiannual basis, improvements to the Technology and Technical Information which have been reduced to practice including changes and modifications in Standards, methods, materials and specifications during the term of this Agreement through Tessera's regularly published Technical Briefing Bulletin or substantially equivalent method. Notwithstanding the foregoing, Tessera is under no obligation to transfer and/or license any information whether confidential, proprietary or otherwise that it may be prohibited from transferring to Licensee by contract with a third party or applicable law. Notwithstanding any provision to the contrary, Tessera shall not be under any obligation to transfer or disclose actual patent applications or related documents to Licensee.

        B. Licensee Improvements. Licensee shall use its best efforts to perfect ownership or control over any technology it develops or uses to make F-(mu)BGA packages and hereby grants Tessera a fully-paid, sublicensable, transferable, perpetual, right to use Licensee's Improvements and Licensee's Patents covering any inventions contained in such F-(mu)BGA package Licensee Improvements to manufacture, have manufactured for Tessera, use or sell products. Further, Licensee hereby grants to Tessera a fully-paid, non-sublicensable, non-transferable, perpetual, right to use Licensee's Improvements and Licensee's Patents covering any inventions contained in such Licensee's Improvements to manufacture, have manufactured for Tessera, use or sell products.

        C. Cross Licensing With Other Tessera Licensees. Licensee agrees to grant to the other licensees of Tessera on commercially reasonable terms a non-exclusive, non-transferable, nonsublicensable license under Licensee's Patents covering any inventions contained in such Licensee's Improvements unless such other licensees refuse to grant to Licensee similar licenses under any of such other licensees' patents relating to any improvements developed by such other licensee on similar commercially reasonable terms. In no event shall Licensee be under any obligation to grant



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such licenses to other licensees of Tessera, unless Licensee's Improvements are used in TCC or related IC packages sold externally to non-Affiliates or proposed by Licensee for incorporation into the Standards.

        D. Joint Improvements. Any improvement that is made through the joint efforts of Tessera and Licensee shall be deemed a "Joint Improvement" hereunder and shall be the joint property of both Tessera and Licensee, and both Tessera and Licensee shall have a fully-paid, nonassessable, transferable, perpetual, sub-licensable right and license to use such Joint Improvements without an accounting to the other party, but such right and license shall not include any right of license by implication with respect to any part of the Technology. Licensee and Tessera shall reasonably consult with one another with respect to applying for and maintaining jointly owned patents with respect to such Joint Improvements at shared expense. In the event that one party hereto (the "Notifying Party") notifies the other party that the Notifying Party wishes to apply for or maintain a patent in any country for any such Joint Improvement and the other party hereto does not confirm to the Notifying Party, within thirty
(30) days thereafter, that such other party will join in such patent application and share the cost thereof, the Notifying Party shall have a right, at its own expense, to apply for or maintain such patent, in which case Tessera and Licensee shall be joint owners of the patent; however, the Notifying Party shall automatically be granted an exclusive, sublicensable, worldwide license from the other party for any such patent for which the other party did not jointly share the costs of the patent application's application, prosecution or maintenance. The parties hereto shall execute such documents and render such assistance as may be appropriate to enable the party properly having title to such Improvements to maintain or obtain patents for the same.

        VIII. TRADEMARKS & LICENSE NOTICE

        A. Trademark Ownership. Licensee acknowledges the ownership the Tessera trademarks TESSERA BLOCK LOGO, TCC, COMPLIANT CHIP, uBGA and F-uBGA (hereinafter "Marks"), and agrees that it will do nothing inconsistent with such ownership and that all use of the Marks by Licensee shall inure to the benefit of and be on behalf of Tessera. Licensee agrees that nothing in this Agreement shall give Licensee any right, title or interest in the Marks other than the right to use the Marks in accordance with this Agreement to make and sell TCC packages and related IC packages according to the Standards.

        B. Trademark License Grant. Subject to the IC packages manufactured pursuant to this Agreement meeting all of the Standards, Licensee's agreement and compliance with to other provisions of this Agreement including all attachments hereto, and Licensee's payment of the fees and royalties stated herein in Paragraph III, Tessera hereby grants Licensee a non-exclusive, non transferable, non-sublicensable limited license to use the Marks to identify and distinguish Licensee's royalty bearing TCC or related IC packages that are sold by Licensee under this Agreement, subject to the proper use of such Marks (as set forth in this Paragraph below) and the acknowledgement of ownership of such Marks in documentation, articles and promotional material; to wit, each such use shall contain the following text: "____________ (List of the Marks used in the item) are trademarks of Tessera, Inc." or a suitable variant thereof to account for a singular use of one or more of the Marks.



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        C. Trademark Form of Use. Licensee shall use its best efforts to use the
Marks as modifiers in conjunction with generic nouns, e.g. the uBGA(R) package. Further, all of the Marks, except "Micro BGA" and "F-uBGA", are federally registered by the U.S. Trademark Office. As such, Licensee shall use the "(R)" symbol adjacent the Marks in all titles and headings and other prominent uses of the Marks and shall also use its best efforts to use the "(R)" symbol on at least the first and most obvious use of each of the Marks within the text of any printed material. "Micro BGA" and "F-uBGA" are common law trademarks of Tessera. As such, Licensee shall use the "TM" symbol adjacent this Mark in all titles and headings and other prominent uses of the Micro BGA marks and shall also use its best efforts to use the "TM" symbol on at least the first and most obvious use of each such mark within the text of any printed material.

        D. License Notice. Licensee promotional material and advertisements referring to royalty bearing TCC or related IC devices shall include a written notice that "These products are made under a license from Tessera, Inc.".

        IX. MATERIAL SUPPLIERS & EQUIPMENT VENDORS

        Licensee may enter agreements ("Subcontract") with suppliers or vendors of materials and equipment ("Supplier"), provided that: (a) prior to any disclosure of Tessera confidential information, Licensee and Supplier shall execute a Non-Disclosure Agreement having substantially similar terms as Paragraph XIV herein (Non-Disclosure); (b) Licensee shall obligate the Supplier to agree that the Supplier will receive no property rights to the Technology or Technical Information transferred under Subcontract and that the rights to any improvements to the Technology made by Supplier shall be Licensee Improvements as set forth in this Agreement; (c) Licensee shall obligate the Supplier to agree that the Supplier will respect Licensee's duty to affix the appropriate license notices, trademarks and other designations to each product or material made using the Technology as set forth under this Agreement; and (d) Licensee shall indemnify and hold harmless Tessera and its successors and assigns against any breach or any damages, costs, or expenses arising from or related to any breach by Licensee or Supplier of the foregoing obligations.

        X. TERM AND TERMINATION

        A. Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated as provided for elsewhere in this Agreement, shall remain in full force until the expiration of the last to expire of any Tessera Patent.

        B. Termination for Breach. Either party may terminate this Agreement due to the other party's breach of this Agreement, such as failure to perform its duties, obligations, or responsibilities herein (including, without limitation, failure to pay royalties and provide reports as set forth herein). The parties agree that such breach may cause substantial damages to the party not in breach. Therefore, the parties agree to work together to mitigate the effect of any such breach; however, the non-breaching party may terminate this Agreement if such breach is not cured or sufficiently mitigated (to the non-breaching party's reasonable satisfaction) within sixty (60) days of notice thereof.

TESSERA CONFIDENTIAL

        C. Termination for Assignment. In the event that (i) a party either sells or assigns substantially all of its assets or business to a third party ("Selling Party") or (ii) a third party acquires more than fifty percent (50%) of the capital stock entitled to vote for directors of such party ("Purchasing Party"), the Selling Party shall notify the other party hereto of such sale or assignment of assets or the Purchasing Party's acquisition. In any case of sale, assignment or acquisition, the Selling Party shall provide to the other party a written confirmation from such Purchasing Party stating that such Purchasing Party shall expressly undertake all the terms and conditions of this Agreement to be performed by Selling Party. In the event that Licensee is the Selling Party and the Purchasing Party does not agree to fulfill such obligations under this Agreement, Tessera shall reserve a right to terminate this Agreement. In the event Tessera is the Selling Party, the Purchasing Party shall be bound to the terms and obligations of this Agreement.

        D. Termination for Bankruptcy. In the event that one party becomes insolvent or bankrupt, permanently ceases doing business, makes an assignment for the benefit of its creditors, commits an act of bankruptcy, commences any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings, or has commenced against it any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings that are not dismissed within sixty (60) days, then the other party shall have the right to terminate this Agreement immediately upon its notice.

        E. Any termination of this Agreement pursuant to this paragraph X shall be deemed a termination of this Agreement in accordance with its terms (including termination of any payments of royalties to Tessera and any rights of Licensee to use any Technology or Tessera Patent licensed hereunder).

        F. Survival Clause. Unless otherwise provided elsewhere in this Agreement, the following provisions shall survive the termination or expiration of this Agreement:

                  1. Licensee's obligation to make payments to Tessera accrued under this Agreement on or prior to expiration or termination.

                  2. Licensee's obligation to submit written reports stipulated in Paragraph V, Licensee Reports and Payment, and to permit the inspection and audit of its account record stipulated in Paragraph XI, Reasonable Audit, shall continue for a period of three (3) years following a termination or expiration of this Agreement.

                  3. After the termination of this Agreement by Licensee based upon a breach of the Agreement by Tessera, the License Grant of Paragraph II.A. shall continue for a period of one (1) year to the extent necessary for Licensee to fulfill any pre-existing, written contractual obligations in Agreement entered into prior to Licensee's termination of this Agreement so long as the royalty payments of Paragraph III et seq. continue to be paid by Licensee during such period.

                  4. Paragraph VII.B., Licensee Improvements.

                  5. Paragraph X, Term and Termination.

                  6. Paragraph XII, No Warranties

TESSERA CONFIDENTIAL

                  7. Paragraph XIII, Limitation on Damages

                  8. Paragraph XIV, Non-Disclosure.

                  9. Paragraph XV, Indemnity

                  10. Paragraph XVI, Miscellaneous

        XI. REASONABLE AUDIT

        A. Financial Audit. Upon reasonable written prior notice, Tessera shall have the right to examine and audit through an independent third party CPA firm retained on a non-contingent fee basis and acceptable to Licensee (such acceptance not to be unreasonably withheld), not more frequently than once per year, all relevant records of Licensee that may contain information bearing upon the amount of fees payable under this Agreement; provided, that the said auditor shall have agreed in advance in writing to maintain in confidence and not to disclose to Tessera or any third party any Licensee proprietary information obtained during the course of such audit. All such audits shall be conducted during Licensee's regular business hours in a manner and fashion that does not interfere with Licensee's normal business operations. The results of any such audit shall be final, and within thirty (30) days after receiving the auditor's report, Licensee shall make payment to Tessera of any amount which may be found to be payable, if any, or Tessera shall make a payment to Licensee if Licensee has overpaid the royalties due Tessera. Tessera shall bear the expenses of such audit examinations unless royalties due and owing to Tessera are determined by the auditor to be at least five percent (5%) greater than such similar amounts as calculated and/or paid by Licensee, in which case Licensee shall bear such expenses,

        B. Standards Audit. Prior to the first shipment of TCC or related IC packages to a third party by Licensee upon which Licensee intends to bear the Marks under the license set forth in Paragraph VIII.B. pursuant to this Agreement, Licensee shall provide Tessera with sufficient quantities of such packages to enable Tessera to determine if such packages are in compliance with the Standards. Upon receipt of such packages, Tessera shall promptly perform the tests set forth in Attachment C and provide a written report to Licensee detailing the results of the tests so performed. After the Licensee manufactured TCC or related IC packages have passed Tessera's testing requirements, Licensee may use the Marks as set forth in Paragraph VIII. To ensure the ongoing, future minimum quality and reliability of the TCC or related IC packages sold by Licensee under any of the Marks pursuant to this Agreement, Tessera shall have a right to perform the tests set forth in Attachment C at any time during the term of this Agreement upon 60 day written notice by Tessera to Licensee of Tessera's intention to perform such Standards testing. Upon Licensee's receipt of such written notice from Tessera, Licensee shall promptly provide sufficient quantities of TCC or related IC packages for such testing. Upon receipt of such packages, Tessera shall promptly perform the tests and provide a written report to Licensee detailing the results of the tests so performed.

TESSERA CONFIDENTIAL

        XII. LIMITED WARRANTIES

        Tessera represents that the United States government and other foreign governments have granted Tessera ownership rights under the issued Tessera Patents licensed hereunder. Tessera further represents that it is the owner of any copyrights licensed hereunder. Further, to the best of Tessera's knowledge and belief as of the Effective Date of this Agreement, Tessera hereby represents that: (i) Tessera is the owner of the non-issued Tessera Patents licensed hereunder and that Tessera has the right to grant the scope of the license contemplated within this Agreement; and (ii) Tessera has not granted any rights in the Technology and Technical Information to any third party that are inconsistent with the rights and licenses granted herein.

        Except as provided in this Paragraph above, Licensee acknowledges and agrees that the rights and licenses, Technology, Technical Information and specifications granted or otherwise provided hereunder are provided to Licensee "AS IS", with no warranty of any kind. TESSERA MAKES NO WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, QUALITY, USEFULNESS OR NONINFRINGEMENT. Tessera makes no warranty that the Technology, Technical Information, specifications or Standards will be sufficient to yield any particular result.

        Licensee make no representation or warranty as to the amount of royalties Tessera may receive or that the Licensee Improvements will be sufficient to yield a particular result. Licensee Improvements are provided "AS IS" with no warranty of any kind.

        XIII. LIMITATION ON DAMAGES

        IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY (UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY) FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

        XIV. NON-DISCLOSURE

        A. Confidential Information Definition. "Confidential Information" includes all information disclosed prior to the expiration or termination of this Agreement by one party to another hereunder including, without limitation, ideas, inventions (whether patentable or not), designs, product concepts, improvements, manufacturing tolerances, quality standards, business strategies, forecasts, customer lists, product development plans and marketing plans, provided that such information is designated and marked as being confidential in nature by the disclosing party at the time of disclosure to the receiving party and provided further that such information, if disclosed orally, is reduced to writing, marked as being confidential, and delivered to the receiving party within thirty (30) days after such disclosure.

TESSERA CONFIDENTIAL

        B. Exclusions. Notwithstanding, Confidential Information shall not include any information which: (1) was lawfully in possession prior to receipt from disclosing party; (2) is or becomes a matter of public knowledge through no fault of the receiving party; (3) is lawfully obtained by the receiving party from a third party under no obligation of confidentiality; (4) is independently invented by the receiving party without reference to the disclosed Confidential Information; or (5) the receiving party receives prior written consent from the disclosing party for disclosure of certain Confidential Information to a third party.

        C. Standard of Care. The receiving party shall hold in confidence and protect the disclosed Confidential Information by using the same degree of care as they would use to protect their own Confidential Information, but no less than a reasonable degree of care, to prevent unauthorized use, dissemination, or publication of the Confidential Information. The parties hereto agree that there is a duty to promptly advise the disclosing party of any unauthorized disclosure or use of Confidential Information. The receiving party agrees the damages to the disclosing party for improper disclosure of Confidential Information may result in irreparable harm to the disclosing party and that therefore the disclosing party may be entitled to equitable relief, including but not limited to injunctive relief. Notwithstanding, the receiving party shall not be liable for any disclosure resulting from the sale of any physical product or component; further, the receiving party may disclose the other party's Confidential Information to the receiving party's Suppliers or consultants where necessary for the manufacture, use or sale of products by the receiving party so long as a suitable non-disclosure agreement has been signed between such parties which has substantially similar terms as this Paragraph XIV.

        D. Confidentiality Period. The parties agree that Confidential Information shall be maintained in confidence by the receiving party for a period of five (5) years from the date of first disclosure to the receiving party by the disclosing party and shall not be used by the receiving party except in furtherance of this the rights and licenses granted pursuant to this Agreement.

        E. Early Termination & Return of Confidential Information. In the event this Agreement is terminated for any reason other than pursuant to Paragraph X.A. and upon a request by a disclosing party, the receiving party will promptly return or certify the destruction of all Confidential Information it received from the disclosing party along with all copies made by the receiving party. Upon such a request, the disclosing party's Confidential Information contained on data storage media shall be certified as being deleted therefrom.

        F. Promotional Materials. The parties hereto shall consult with each other from time to time and mutually approve promotional materials, including samples, technical data, or otherwise containing any proprietary and/or confidential information of the parties, for disclosure to customers by either party or jointly under a mutually agreeable and reciprocal non-disclosure agreement. Notwithstanding the parties' obligations hereunder with respect to timely reports and/or disclosures to the other containing confidential information, breach of this Paragraph XIV by either party shall be deemed sufficient cause for the other party to terminate any further obligation to make confidential disclosures to the breaching party without limiting any other remedy at law. If such a breach occurs, the non-breaching party shall send a written notification to the breaching party. The breaching party will then have fifteen (15) days from the mailing date of the notification within which to mitigate the effects of the wrongful disclosure amounting to a breach hereunder. If such

TESSERA CONFIDENTIAL

actions are sufficient to mitigate the effects of the wrongful disclosure, the obligation of the Non-breaching party to make confidential disclosures shall resume.

        G. Employee Agreements. Both parties hereto represent that all of their employees, including contract employees, shall have executed agreements obligating such employees to assign ideas and inventions to their respective employer prior to having access to Confidential Information received hereunder.

        H. Superceding Prior Confidentiality Terms. This supersedes all prior written or oral understandings or agreements with respect to non-disclosure or confidentiality issues.

        XV. INDEMNITY

        A. Licensee agrees to defend, indemnify and hold Tessera harmless from and against any and all claims, damages, liabilities, costs and expenses (including reasonable attorney's fees and expenses) arising out of or related to Licensee's use of Technology or Technical Information. Notwithstanding, Licensee shall not bear the obligation or expense of defending the validity of any Tessera Patent. Tessera shall have sole control over and bear the expense for so defending the validity of the Tessera Patents.

        B. Tessera agrees to defend, indemnify and hold Licensee harmless from and against any and all claims, damages, liabilities, costs and expenses (including reasonable attorney's fees and expenses) arising out of or related to Tessera's use of Licensee Improvements. Notwithstanding, Tessera shall not bear the obligation or expense of defending the validity of any Licensee Patent. Licensee shall have sole control over and bear the expense for so defending the validity of the Licensee Patents.

        XVI. MISCELLANEOUS

        The following additional terms shall apply to this Agreement:

        A. Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of California, irrespective of choice of laws provisions. Both parities shall use their best efforts to resolve by mutual agreement any disputes, controversies, claims or difference which may arise from, under, out of or in connection with this Agreement. If such disputes, controversies, claims or differences cannot be settled between the parties, any litigation between the parties relating to this Agreement shall take place in San Jose, California. The parties hereby consent to personal jurisdiction and venue in the state and federal courts of California.

        B. No Waiver. Any waiver, express or implied, by either of the parties hereto of any right hereunder or default by the other party, shall not constitute or be deemed a continuing waiver or a waiver of any other right or default. No failure or delay on either party in the exercise of any right or privilege hereunder shall operate as waiver thereof, nor shall any single or partial exercise of such right or privilege preclude other or further exercise thereof or any other right or privilege.

TESSERA CONFIDENTIAL

        C. Equitable Relief: Nothing herein shall preclude either party from taking whatever actions are necessary to prevent immediate, irreparable harm to its interests. Otherwise, these procedures are exclusive and shall be fully exhausted prior to the initiation of any litigation.

        D. Notices. All notices, required documentation, and correspondence in connection herewith shall be in the English language, shall be provided in writing and shall be given by facsimile transmission or by registered or certified letter to Tessera and Licensee at the addresses and facsimile numbers set forth below:

                 Tessera:        Tessera, Inc.
                                 3099 Orchard Dr.
                                 San Jose, California 95134
                                 Facsimile No.: 408-894-0768
                                 Attn.: Chief Executive Officer

                 Licensee:       Integrated Packaging Assembly Corporation
                                 2221 Old Oakland Rd
                                 San Jose CA 95131-1402
                                 Facsimile: 408-321-0311
                                 Attn.: Chief Executive Officer

        Either Party may change its address and/or facsimile number by giving the other party notice of such new address and/or facsimile number. All notices if given or made by registered or certified letter shall be deemed to have been received on the earlier of the date actually received and the date three days after the same was posted and if given or made by facsimile transmission shall be deemed to have been received at the time of dispatch, unless such date of deemed receipt is not a business day, in which case the date of deemed receipt shall be the next succeeding business day.

        E. Documentation Managers. Both Licensee and Tessera shall designate a Documentation Manager to perform the task of logging and tracking the confidential documents transferred between the companies. If possible, each transfer of confidential information should be first transferred between the respective Documentation Managers before disclosure in a meeting or via mail/fax. If the information is first disclosed between representatives of the parties, an effort should be made to send a copy of the disclosed information to the receiving party's Documentation Manager along with the date of the disclosure. Tessera's Documentation Manager is Christopher M. Pickett, Director of Intellectual Property and may be contacted at the Tessera fax and street address. Licensee's Documentation Manager is Gerald K. ("Skip") Fehr, Vice President, Packaging Technology and may be contacted at the above street address and at the following fax number: (408) 321- 3603. Either party may change its Documentation Manager or the associated address and/or facsimile number by giving the other party notice of such new information.

        F. Invalidity. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

TESSERA CONFIDENTIAL

        G. Assignment. Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

        H. Export Regulations. Both parties shall comply with the laws and regulations of the government of the United States, and of any other country as applicable relating to the export of commodities and technical data, any direct product of such data, or any product received the other, to any proscribed country listed in such laws and regulations unless properly authorized by the appropriate government, and not knowingly export, or allow the export or re-export of any Technology or Technical Information, or any system, component, item, material or package made under or using the foregoing, in violation of any restrictions, laws or regulations, or without all required licenses and authorizations, to Afghanistan, the People's Republic of China or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to Section 770 of the US Export Administration Regulations (or any successor supplement or regulations).

        I. Section Headings. The headings and captions used herein shall not be used to interpret or construe this Agreement.

        J. Entire Understanding. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the parties not contained in this Agreement. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TESSERA, INC.                          INTEGRATED PACKAGING ASSEMBLY
                                       CORPORATION

By: /s/ JOHN SMITH                     By: /s/  P. VERDERICO
    -------------------------              -------------------------------------
Print Name:  John Smith                Print Name:  Patrick Verderico
            -----------------                      -----------------------------
Title:  President                      Title:  CEO
       ----------------------                 ----------------------------------
Date:  4/23/98                         Date:   23 Apr 98
      -----------------------                -----------------------------------


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